We consent to the incorporation by reference in the registration statements of Procept, Inc. on Form S-8 (File Nos. 33-76252, 33-81394, and 33-81392) of our
report, which includes an explanatory paragraph regarding substantial doubt about the entity's ability to continue as a going concern, dated February 13, 1997 on our audits of the financial statements of Procept, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data".

                                    /s/ Coopers & Lybrand L.L.P.
                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 27, 1997